Exhibit 23





               Consent of Independent Certified Public Accountants

We consent to the use of our report dated March 3, 2000 (except the fourth and fifth paragraphs of Note 9, as to which the date is March 29, 2000), included in this Annual Report on Form 10-K of Technical Chemicals and Products, Inc. for the year ended December 31, 1999, with respect to the consolidated financial statements and schedule, both as amended, included in this Form 10-K/A.

                                                  /s/ Ernst & Young LLP

Miami, Florida
October 27, 2000